NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES FIRST-QUARTER 2003 RESULTS AND PROVIDES OUTLOOK FOR 2003

- First-Quarter Sales Increase 13.7% and Operating Income Rises 19.1% -

WILMINGTON, MA, April 30, 2003, (BW Healthwire) — Charles River Laboratories International, Inc. (NYSE:CRL) today reported first-quarter 2003 net sales of $152.1 million, a 13.7% increase over the $133.8 million reported in the first quarter of 2002.  Net income for the first quarter of 2003 was $19.4 million, or $0.40 per diluted share, compared to a loss of $2.2 million, or $0.05 per diluted share, in the first quarter of 2002.

James C. Foster, Chairman, President and Chief Executive Officer said, “Our first-quarter results demonstrate the value of our balanced portfolio of businesses.  The research models segment net sales showed strong growth in the quarter, reflecting continuing demand for our market-leading products.  We reported good net sales growth in the biomedical products and services segment, where double-digit growth in our discovery services, in vitro, and vaccines businesses bolstered slower growth in our development services business.  We are pleased that through the improved profitability in many of our businesses, we were able to achieve our expected earnings results for the first quarter.”

Operating income for the first quarter of 2003 rose 19.1% to $33.8 million from $28.4 million in the first quarter of last year.  The Company’s operating margin increased to 22.3% compared to 21.2% achieved in the first quarter of last year.  The operating margin increase reflected improved operating efficiency in our research models business.

The results for the first quarter of 2003 included an asset impairment charge of $3.7 million related to a biopharmaceutical production facility and a litigation settlement in the Company’s favor of $2.9 million.  The net charge for these two items was $0.8 million, or approximately $0.01 per diluted share.  The results for the first quarter of 2002 included an extraordinary loss of $27.5 million, or $0.38 per diluted share, for the early retirement of debt.  Due to the Company’s adoption of SFAS No. 145 at the beginning of 2003, the 2002 extraordinary loss has been reclassified to “loss on debt retirement” in the attached unaudited condensed consolidated statements of income.  Reconciliation between the Company’s GAAP and non-GAAP results are presented on the table below entitled “Reconciliation of GAAP and non-GAAP Earnings.”  Excluding the $0.8 million charge in the first quarter of 2003 and the $27.5 million charge in the first quarter of

2002, earnings per diluted share were $0.41 for the first quarter of 2003 compared to $0.31 in the same quarter last year, an increase of 32%.

Business Segment Detail

First-quarter 2003 net sales of $152.1 million increased 13.7% over the first quarter of 2002.  Favorable foreign currency translation contributed approximately 4.5% of the net sales gain.

First-quarter 2003 net sales for the Research Models segment of the business were $65.1 million compared to $56.9 million last year.  The 14.5% growth reflected favorable foreign currency translation, increased customer demand for animal research models and higher sales of specialty models for pre-clinical drug discovery and development work.  Higher sales yielded a gross margin of 48.6% compared to 45.8% in the first quarter of last year.  The sales increase also generated operating efficiencies which resulted in a 25.9% increase in operating income, to $24.6 million in the first quarter with an operating margin of 37.8%, compared to last year’s $19.5 million and 34.3%.

Net sales for the Biomedical Products and Services segment rose 13.1% in the first quarter, to $87.0 million from $76.9 million in the same period last year.  The Company’s discovery services business, which includes transgenic, laboratory testing, and contract staffing services, and its in vitro and vaccine support businesses reported significant sales growth in the quarter.  Sales for the development services business, which includes the entire range of pre-clinical drug testing services, increased principally due to the acquisitions of BioLabs and Springborn Laboratories in the second half of 2002.

For the first quarter of 2003, the Biomedical Products and Services gross margin was 30.3% compared to 31.1% achieved in last year’s first quarter.  Operating income for this segment declined 3.9% to $13.6 million from $14.1 million last year and the operating margin decreased to 15.6% from 18.4%.  Both gross and operating margins were affected by lower-than-expected development services net sales, partially offset by improved profitability in discovery and in vitro services.  The operating margin also declined due to the net charge of $0.8 million.

2003 Outlook

The following forward-looking guidance may be affected by uncertain economic and political environments in 2003.  Guidance is based on current exchange rates and is exclusive of any acquisitions which may occur in 2003.

The Company now expects that for 2003, due primarily to changes in the market for outsourced development services, net sales growth will be between 11% and 14%.  Net sales growth for both the Research Model and the Biomedical Products and Services segments are also expected to be in that range.

Mr. Foster said, “We believe that the benefit of a broader portfolio of businesses will be evident in our full-year results.  Although net sales growth will be lower than we previously anticipated due to lower demand for outsourced development services, we anticipate that stronger-than-expected profit contributions from many of our other businesses and cost-saving initiatives we are implementing should safeguard operating margins.”

In order to improve operating efficiency, the Company is in the process of implementing several changes and cost reductions.  These initiatives are expected to generate cost savings of approximately $7 million in 2003.  As a result of these initiatives, the Company anticipates recording a charge in the second quarter of approximately $1 million, or $0.01 per diluted share.  Guidance for the second quarter and full year includes this charge.

Diluted earnings per share for 2003 are expected to be in a range of $1.63 to $1.68, reflecting higher sales, operating efficiencies and cost containment initiatives.

For the second quarter of 2003, the Company expects net sales to increase between 12% and 14% due to higher sales in both the Research Models and Biomedical Products and Services business segments.  Based on higher net sales and operating efficiencies, consolidated earnings per diluted share are expected to be in a range of $0.40 to $0.42.

Webcast

Charles River Laboratories has scheduled a live webcast on Thursday, May 1, at 8:30 a.m. EDT to discuss matters relating to this press release.  To participate, please go to ir.criver.com and select the webcast link.  The webcast will be available until 5:00 p.m. EDT on May 8, 2003.

Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River’s customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions. The Company operates 82 facilities in 16 countries worldwide.

Caution Concerning Forward-Looking Statements. This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These statements are based on management’s current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document.  Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; outsourcing trends; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas.  A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company’s Annual Report on Form 10-K as filed on March 20, 2003, with the Securities and Exchange Commission.

# # #

Investor Contact:

Susan E. Hardy

Director, Investor Relations

978.658.6000 Ext. 1616

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
 (dollars in thousands, except for per share data)

	Three Months Ended
	March 29,	March 30,
	2003	2002
Total net sales	$152,125	$133,820
Cost of products sold and services provided	94,143	83,861
Gross margin	57,982	49,959
Selling, general and administrative	22,139	20,919
Other operating expense (income)	747	—
Amortization of intangibles	1,248	630
Operating income	33,848	28,410
Interest income (expense)	(1,586)	(3,392)
Loss on debt retirement	—	(27,479)
Other income (expense)	(18)	(83)
Income (loss) before taxes, minority interests and earnings from equity investments	32,244	(2,544)
Provision (benefit) for income taxes	12,414	(992)
Income (loss) before minority interests and earnings from equity investments	19,830	(1,552)
Minority interests	(476)	(762)
Earnings from equity investments	—	82
Net income (loss)	$19,354	$(2,232)

Earnings (loss) per common share
Basic	$0.43	$(0.05)
Diluted *	$0.40	$(0.05)
Weighted average number of common shares outstanding
Basic	45,178,566	44,254,895
Diluted	51,201,008	44,254,895

*  The calculation of diluted earnings per common share includes an adjustment of $996 to net income in 2003 to eliminate the interest expense on the $185,000, 3.5% convertible debt as if the conversion had occurred.  This adjustment is required because the diluted weighted  average number of common shares outstanding includes the shares issuable under the convertible debt as if the conversion had occurred as of the beginning of the year.  There is no adjustment to the first quarter of 2002 because we reported a loss in the quarter and inclusion of the convertible shares would have been anti-dilutive.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC. CONDENSED
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	March 29,	December 28,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$119,014	$127,509
Trade receivables, net	105,811	94,245
Inventories	45,564	43,892
Other current assets	15,801	12,446
Total current assets	286,190	278,092
Property, plant and equipment, net	184,736	187,875
Goodwill, net	105,118	96,532
Other intangibles, net	33,146	34,204
Deferred tax asset	74,280	80,884
Other assets	22,670	23,757
Total assets	$706,140	$701,344

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,585	$13,084
Accrued compensation	25,280	31,825
Deferred income	23,629	28,357
Other current liabilities	42,166	40,103
Total current liabilities	103,660	113,369
Long-term debt	189,761	192,420
Other long-term liabilities	23,678	19,612
Total liabilities	317,099	325,401
Minority interests	8,695	18,567
Total shareholders’ equity	380,346	357,376
Total liabilities and shareholders’ equity	$706,140	$701,344

CHARLES RIVER LABORATORIES INTERNATIONAL, INC. SELECTED
BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended
	March 29,	March 30,
	2003	2002
Research Models
Net sales	$65,127	$56,899
Gross margin	31,661	26,060
Gross margin as a % of net sales	48.6%	45.8%
Operating income	24,598	19,532
Operating income as a % of net sales	37.8%	34.3%
Depreciation and amortization	2,514	2,215
Capital expenditures	1,917	1,455

Biomedical Products and Services
Net sales	$86,998	$76,921
Gross margin	26,321	23,899
Gross margin as a % of net sales	30.3%	31.1%
Operating income	13,571	14,121
Operating income as a % of net sales	15.6%	18.4%
Depreciation and amortization	4,411	3,219
Capital expenditures	3,319	3,080

Unallocated Corporate Overhead	$(4,321)	$(5,243)

Total
Net sales	$152,125	$133,820
Gross margin	57,982	49,959
Gross margin as a % of net sales	38.1%	37.3%
Operating income	33,848	28,410
Operating income as a % of net sales	22.3%	21.2%
Depreciation and amortization	6,925	5,434
Capital expenditures	5,236	4,535

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
(dollars in thousands, except for per share data)

	Three Months Ended
	March 29,	March 30,
	2003	2002
Income (loss) before taxes, minority interests and earnings from equity investments	$32,244	$(2,544)

Add back:
Impairment charge	3,655	—
Litigation settlement	(2,908)	—
Loss on debt retirement	—	27,479
Non-GAAP income before taxes, minority interests and earnings from equity investments	32,991	24,935

Non-GAAP provision for income taxes	12,702	9,725
Non-GAAP income before minority interests and earnings from equity investments	20,289	15,210

Minority interests	(476)	(762)
Earnings from equity investments	—	82
Non-GAAP net income	$19,813	$14,530

Calculation of non-GAAP earnings per share:
Non-GAAP net income	$19,813	$14,530
After-tax equivalent interest expense	996	714
Non-GAAP net income for calculation of fully-diluted earnings per share	$20,809	$15,244

Non-GAAP earnings per common share:
Basic	$0.44	$0.33
Diluted	$0.41	$0.31

Non-GAAP weighted average number of common shares outstanding:
Basic	45,178,566	44,254,895
3.5% senior convertible debentures	4,759,455	3,401,024
Stock options	802,511	990,494
Warrants	460,476	855,707
2% convertible notes	—	35,251
Non-GAAP diluted	51,201,008	49,537,371

Charles River management believes that non-GAAP financial results provide useful information to investors in being able to assess the Company’s ongoing operations without the effect of one-time charges.  Such information provides investors with the ability to assess the Company’s operating performance.  The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.